Exhibit 10.1

THIS AGREEMENT, dated as of February 24, 2014 (this “Agreement”), is made by and between Eminence Capital, LLC on behalf of itself and certain of its affiliates listed on Exhibit A hereto (collectively, “Eminence”), on the one hand, and The Men’s Wearhouse, Inc., a Texas corporation (the “Company”), and Java Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Purchaser,” and together with the Company, “MW”), on the other hand.

W I T N E S S E T H:

WHEREAS, on January 6, 2014, MW commenced a tender offer (the “Tender Offer”) to acquire all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred share purchase rights, the “JOSB Shares”), of Jos. A. Bank Clothiers, Inc., a Delaware corporation (“JOSB”), for $57.50 per share in cash;

WHEREAS, Eminence beneficially owns approximately 9.9% of the outstanding shares of common stock of the Company (the “MW Shares”) and approximately 4.9% of the outstanding JOSB Shares;

WHEREAS, MW has amended the Tender Offer to, among other things, increase the offer price per share to $63.50 from $57.50  (the “Amendment”) and announced a willingness to further increase the price to $65.00; and

WHEREAS, in order to induce MW to make the Amendment, Eminence has agreed to enter into this Agreement.

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.                                      Proxy Solicitation.

(a)                                 Eminence shall, and shall cause each of its Affiliates to, immediately cease all efforts, direct or indirect, in furtherance of the preliminary solicitation statement filed by Eminence Capital, LLC, Eminence GP, LLC and Ricky C. Sandler with the Securities and Exchange Commission (the “SEC”) on November 15, 2013 (the “Solicitation Statement”) and any related solicitation of Company shareholders in connection with the Solicitation Statement.

(b)                                 Eminence hereby irrevocably withdraws its demands for a Company stockholder list, and other Company materials and books and records pursuant to Section 21.218 of the Texas Business Organizations Code or otherwise, and shall promptly destroy (and, to the extent such materials may be held by parties other than Eminence, shall cause such parties to promptly destroy) all materials and summaries or duplicates thereof that have been delivered to Eminence, any of its Affiliates or their respective representatives on or prior to the date hereof; provided, however, that in the case of any materials contained in any electronic media such destruction shall be by use of reasonable efforts to permanently delete or remove such materials and Eminence and other parties who have properly received such information may retain such documents as necessary to comply with applicable regulations and internal document retention policies as in effect on the date hereof.

2.                                      Standstill.  For purposes of this Agreement, the “Standstill Period” shall mean the period from the date of this Agreement until the conclusion of the second annual meeting of MW’s stockholders following the date hereof.  During the Standstill Period, so long as MW has not materially breached this Agreement and failed to cure such breach within five Business Days of written notice from Eminence specifying any such breach, Eminence shall not, and shall cause each of its Affiliates not to, take any of the following actions, directly or indirectly:

(a)                                 (i) solicit proxies or written consents of stockholders, or any other person with the right to vote or power to give or withhold consent in respect of any Voting Securities, or conduct, knowingly encourage, participate or engage in any other type of referendum (binding or non-binding) (other than by voting its Voting Securities in a manner that does not violate this Agreement) with respect to, or from the holders of Voting Securities or any other person with the right to vote or power to give or withhold consent in respect of Voting Securities, (ii) make, or in any way participate or engage in (other than by voting its Voting Securities in a manner that does not violate this Agreement), any “solicitation” of any proxy, consent or other authority to vote any Voting Securities or make any stockholder proposal (whether pursuant to Rule 14a-8 promulgated under the Exchange Act or otherwise), or issue any communication with respect to the Company excluded from the definition of “solicitation” pursuant to Rule 14a-1(l)(2)(iv), with respect to any matter, or (iii) become a participant in any contested solicitation with respect to the Company, including without limitation relating to the removal or the election of Company directors;

(b)                                 form or join in a partnership, limited partnership, syndicate or other group, including without limitation a group as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities, or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement, other than solely with Eminence or its Affiliates with respect to the Voting Securities now or hereafter owned by them or pursuant to this Agreement;

(c)                                  without the prior approval of the MW Board contained in a written resolution of the MW Board, (x) either directly or indirectly for itself or its Affiliates, or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or (y) except as set forth in the next sentence, in any way knowingly support, assist or facilitate any other person to effect or seek, offer or propose to effect, or cause or participate in, any (i) tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries; (ii) form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries or (iii) form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing in this Section 2(c) shall prohibit Eminence or any of its Affiliates from presenting any potential transaction to the MW Board on a private basis in circumstances that would not reasonably be expected to require public disclosure by the Company or Eminence or its Affiliates at or around the time the proposal is made; or

(d)                                 as a result of acquiring beneficial ownership of any Voting Securities of the Company, become a beneficial owner of any Voting Securities of the Company which, together with all other Voting Securities of Eminence and its Affiliates are beneficial owners, would be deemed under Regulation 13D-G promulgated under the Exchange Act to constitute beneficial ownership of MW Shares in excess of 10% of the issued and outstanding MW Shares (provided that, for the avoidance of doubt, Eminence shall not be deemed to be in breach of this paragraph (d) if it becomes the beneficial owner of 10% or more of the issued and outstanding MW Shares as a result of a reduction in the number of issued outstanding shares due to a stock buyback or other similar transaction effected by the Company).

3.                                      Voting Agreement. Until the end of the Standstill Period, Eminence shall cause, in the case of all shares owned of record, and shall instruct the record owner, in the case of all MW Shares that it or any of its Affiliates beneficially owns of but does not own of record, directly or indirectly, as of the record date for each meeting of stockholders (each a “Shareholder Meeting”), to be present for quorum purposes and to be voted, at each Shareholder Meeting or at any adjournments or postponements thereof, (a) for all of the directors nominated by the MW Board for election at such Shareholder Meeting and (b) in accordance with the recommendation of the MW Board on any proposals of any other stockholder of the Company that is also proposing one or more nominees for election to the Board in opposition to one or more nominees of the MW Board at such Shareholder Meeting.

4.                                      Representations and Warranties.  Each party hereto, represents and warrants as to itself as follows:

(a)                                 Such party has full power, authority and legal right to execute, deliver, perform and observe the provisions of this Agreement, including, without limitation, the payment of all moneys hereunder.

(b)                                 The execution, delivery and performance by such party of this Agreement has been duly authorized by all necessary action under its constituent documents.

(c)                                  This Agreement constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms, subject as to enforceability to bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and general equity principles.

(d)                                 No authorization, approval, consent or permission (governmental or otherwise) of any court, agency, commission or other authority or entity is required for the due execution, delivery, performance or observance by such party of this Agreement or for the payment of any sums hereunder.

(e)                                  Neither the execution and delivery of this Agreement by such party, nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof, conflicts or will conflict with or result in a breach of any of the terms, conditions or provisions of the constituent documents of such party, or of any law, order, writ, injunction or decree of any court or governmental authority, or of any agreement or instrument to which such party is a party or by which it is bound, or constitutes or will constitute a default thereunder.

5.                                      Notices.  All notices and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by facsimile, or by Federal Express or registered or certified mail, postage pre-paid, return receipt requested, as follows:

If to the Company or Purchaser:

The Men’s Wearhouse, Inc.

6100 Stevenson Blvd.

Fremont, CA 94538

Attention:   Jon Kimmins

Facsimile:  (510) 657-0872

The Men’s Wearhouse, Inc.

6380 Rogerdale Road

Houston, Texas 77072

Attention:   Laura Ann Smith

Facsimile:  (281) 776-7150

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10016

Attention: Steven A. Seidman

Facsimile: (212) 728-9763

If to Eminence Capital:

Eminence Capital, LLC

65 East 55th Street, 25th Floor

New York, New York 10022

Attention: Ricky C. Sandler

Facsimile: (212) 418-2150

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Eduardo Gallardo

Facsimile: (212) 351-5245

6.                                      Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings:

(a)                                 “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)                                 “beneficial owner” as used herein shall have the meaning given to such term in Rule 13d-3 promulgated under the Exchange Act.

(c)                                  “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

(d)                                 “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(e)                                  “Voting Securities” as used herein shall mean the MW Shares and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, MW Shares or other securities, whether or not subject to the passage of time or other contingencies.

7.                                      Governing Law; Consent to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.  In addition, each party (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the state and federal courts of the United States of America located in the State of New York solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of New York are an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, (iv) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of New York and (v) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth in Section 5.

8.                                      WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.                                      Severability; Liability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Notwithstanding anything contained in this Agreement to the contrary, the obligations, representations, warranties, covenants and agreements set forth in this Agreement of Eminence Capital, LLC and its Affiliates listed on Exhibit A are several (and not joint and several) obligations, and none of such parties shall have any liability for any breach of this Agreement by any such other party hereto.

10.                               No Waiver; Cumulative Remedies.  No party hereto shall by any act (except by a written instrument pursuant to Section 11) of delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof.  No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that would otherwise be available on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

11.                               Amendments and Waivers.  None of the terms or provisions of this Agreement may be waived, amended or supplemented or otherwise modified except by a written instrument executed by each party hereto.

12.                               Assignment; Successors and Assigns; No Third-Party Rights.  No party may assign its rights nor delegate its obligations under this Agreement, in whole or in part, without the prior written consent of the other parties hereto.  Any purported assignment or delegation made without the prior written consent of the other parties hereto shall be null and void.  This Agreement shall be binding upon the successors and permitted assigns of the parties hereto and shall inure to the benefit of each party and such successors and permitted assigns.  Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns and no other person.

13.                               Counterparts.  This Agreement may be executed in any number of separate counterparts, including by facsimile, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.                               No Transfer Restrictions.  Subject to the U.S. federal securities laws, MW agrees and acknowledged that nothing in this Agreement shall restrict or limit the ability of Eminence and its Affiliates to sell, transfer or otherwise dispose of any securities of the Company or JOSB at any time.

15.                               Public Announcements.  The parties hereto agree that each party shall make no public disclosure of or reference to this Agreement or the other party without the express written consent (not to be unreasonably withheld, conditioned or delayed) of such other party (which consent may be delivered via e-mail).

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement on the date first above written.

THE MEN’S WEARHOUSE, INC.

By:	/s/ Douglas S. Ewert
Name: Douglas S. Ewert
Title: President and Chief Executive Officer

JAVA CORP.

By:	/s/ Douglas S. Ewert
Name: Douglas S. Ewert
Title: President and Chief Executive Officer

EMINENCE CAPITAL, LLC, on behalf of itself and the entities listed on Exhibit A hereto

By:	/s/ Ricky Sandler
Name: Ricky Sandler
Title: Chief Executive Officer

EXHIBIT A

Eminence Partners, L.P.

Eminence Partners II, L.P.

Eminence Partners Leveraged, L.P.

Eminence Eaglewood Master, L.P.

Eminence Partners Long, L.P.

Eminence Fund Master, Ltd.

Eminence Fund Leveraged Master, Ltd.

Eminence Fund Long, Ltd.